EXHIBIT 10.3
SECOND AMENDMENT TO LEASE
          This SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of January 25, 2011 between 4000 MACARTHUR, L.P., a Delaware limited partnership (“Landlord”), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).
R E C I T A L S :
          A.      Landlord and Tenant have entered into that certain Lease dated as of March 23, 2010 (the “Office Lease”) for certain premises located within the building commonly known as the “East Tower” and located at 4000 MacArthur Boulevard, Newport Beach, California (the “Premises”). Landlord and Tenant entered into that certain First Amendment to Lease dated September 10, 2010 (the “First Amendment”). The Office Lease and First Amendment are referred to herein collectively as the “Lease”. Initially-capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Office Lease.
          B.      Landlord and Tenant now desire to amend the Lease to clarify the obligations of Landlord and Tenant with respect to the payment of expenses related to Tenant’s use of electricity in the Building.
A G R E E M E N T :
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1.      Amendment to Lease. Section 10.1 of the Office Lease is hereby deleted in its entirety and the following is substituted therefor:
          “10.1 Electricity. Landlord has contracted for electricity service for the Premises from a utility company that provides such service (an “Electric Service Provider”). The amount of all electricity consumed in the Premises shall be known as the “Premises Electricity Usage”. Landlord, at Landlord’s cost, has sub-metered the Premises to measure the Premises Electricity Usage. Subject to the terms of this Section 10.1 below, if, during any calendar month of the Term, the Premises Electricity Usage exceeds an amount equal to four (4) watts of electricity per hour per usable square foot of the Premises during Ordinary Business Hours (weekday and weekend hours included) for such calendar month (such wattage allowance to be known as the “Wattage Allowance” and such excess amount over the Wattage Allowance for such calendar month to be known as the “Excess Electrical Use”), then Tenant shall reimburse Landlord for the actual cost of Tenant’s Excess Electrical Use (determined as provided in this Section 10.1 below) within thirty (30) days following Tenant’s receipt of a detailed invoice evidencing such Excess Electrical Use and the applicable cost related thereto. In determining Tenant’s Excess Electrical Use, if any, the Wattage Allowance shall be used to calculate Tenant’s electrical allowance (as well as the electrical allowance for all other tenants of the Building which, at Landlord’s option, are separately metered for electrical usage), which shall be expressed in Kilowatts per hour (“KWH”) for purposes of billing (the “Standard KWH Allocation”). Subject to the foregoing, the Standard KWH Allocation for a particular calendar month, during both the Base Year and each Comparison Year, shall be equal to four (4) watts of electricity per Ordinary Business Hour multiplied by the 84,206 usable square feet in the Premises (or the usable square feet in an applicable tenant’s premises, as the case may be, with respect to other tenants in the Building), and then divided by 1,000. For example, the formula for determining the Standard KWH Allocation applicable to Tenant during a calendar month having 220 Ordinary Business Hours would be: 220 hours x 4 watts x 84,206 usable square feet/1,000, resulting in a Standard KWH Allocation of 74,101.28 KWH for that calendar month. The amount to be billed to Tenant for Tenant’s Excess Electrical Use in any given calendar month where the total Premises Electricity Usage (in KWH), as determined pursuant to the Premises sub-meter, exceeds such Standard KWH Allocation for the Premises, shall be determined as follows: (i) the Standard KWH Allocation for the Premises shall be subtracted from the total Premises Electricity Usage during the applicable calendar month; and (ii) such difference shall then be multiplied by the average cost per KWH charged to Landlord at the Building in accordance with the Electric Service Provider’s rate structure then in effect for such calendar month, and such product shall be the amount due and payable by Tenant to Landlord for Tenant’s Excess Electrical Use for that particular calendar month. Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Notwithstanding any provision to the contrary contained in this Lease, the cost incurred by Landlord for electricity in the Building (including for the Building HVAC system which provides HVAC service to the Building, including, without limitation, the tenant premises areas of the Building), the Common Areas and any tenant premises areas of the Building, shall be included as part of Operating Expenses for the Base Year and any Comparison Year; provided, however, that electricity costs attributable to any tenant premises areas of the Building that are included in Operating Expenses shall in no event exceed the Standard KWH Allocation for such tenant’s premises, calculated as provided in this Section 10.1 above.”
          2.      Waiver of Invoices. The parties acknowledge and agree that any invoices submitted to Tenant prior to the date of this Amendment for Premises Electricity consumed by Tenant during any period following the Commencement Date shall be null and void; provided that in accordance with Section 10.1 of the Lease, as amended herein, Landlord shall have the right to invoice Tenant for any Excess Electrical Use during any period following the Commencement Date.
          3.      Abatement of Rent. Pursuant to Section 2.3(b) of the Office Lease, Tenant was entitled to certain applicable Abatement Amounts. Tenant acknowledges that Landlord has paid to Tenant all applicable Abatement Amounts due under Section 2.3(b) of the Office Lease, and Landlord’s obligations under Section 2.3(b) of the Office Lease have been discharged in full.
          4.      Data Room. Landlord and Tenant acknowledge that Landlord had the obligation to deliver the Data Room to Tenant on or before June 26, 2010, failing which Tenant had certain rights in connection with the Data Room further set forth in Sections 4.2(b) and 4.2(c) of the Office Lease. Tenant hereby acknowledges that Landlord timely delivered the Data Room to Tenant and all of Tenant’s rights under Sections 4.2(b) and (c) of the Lease are of no further force and effect and Landlord has no remaining obligations regarding the Data Room as set forth in Section 4.2 of the Office Lease.

          5.      Landlord’s Contribution. Pursuant to Section 5.10 of the Office Lease, Landlord was obligated to deliver Landlord’s Contribution to Tenant on or before the Contribution Date. Tenant hereby acknowledges that Landlord has delivered Landlord’s Contribution to Tenant and Landlord’s obligations under Section 5.10 of the Office Lease have been satisfied in full.
          6.      Exhibit A-2, Outline of Data Room. Landlord and Tenant agree that to clarify a clerical error, Exhibit A-2, Outline of Data Room, to the Office Lease is hereby deleted in its entirety and replaced with Exhibit A-2, Outline of Data Room, attached to this Amendment.
          7.      Limitation on Liability. Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the liability of Landlord for Landlord’s obligations under the Lease, as amended, and any other documents executed by Landlord and Tenant in connection with the Lease (collectively, the “Lease Documents”) shall be limited to Landlord’s interest in the Project (including any rents and all sale, financing, insurance or condemnation proceeds thereof) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Landlord Parties”) in seeking either to enforce Landlord’s obligations under the Lease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under the Lease Documents. In no event shall Landlord or the Landlord Parties be liable for, and Tenant, on behalf of itself and all other subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents. Landlord shall not look to Tenant’s direct or indirect partners, members, managers, shareholders, directors, officers, principals, employees or agents in seeking to enforce Tenant’s obligations under the Lease Documents or to satisfy a judgment for Tenant’s failure to perform such obligations; and none of such parties shall be personally liable for the performance of Tenant’s obligations under the Lease Documents.
          8.      Reaffirmation of Obligations. Notwithstanding the amendment to the Lease contained herein, Tenant and Landlord each hereby acknowledges and reaffirms its obligations under the Lease.
          9.      Effect of Amendment. Except as specifically amended pursuant to the terms of this Amendment, the terms and conditions of the Lease shall remain unmodified and in full force and effect. In the event of any inconsistencies between the terms of this Amendment and any terms of the Lease, the terms of this Amendment shall govern and prevail.
[Signatures Begin on Next Page]

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

4000 MACARTHUR, L.P.,	MINDSPEED TECHNOLOGIES, INC.,
a Delaware limited partnership	a Delaware corporation

By: /s/ Michael B. Benner	By: /s/ Allison K. Garcia

Its: Vice President and Secretary	Its: SVP, Human Resources

By: /s/ Brandi R. Steege

Its: V.P., Legal

EXHIBIT A-2
Outline of Data Room
EXHIBIT A-2